Exhibit 5.1

Eilenberg & Krause llp

 11 east 44th street

19th floor

new york, new york 10017

telephone: (212) 986-9700
facsimile: (212) 986-2399

October 20, 2010

Jazz Technologies, Inc.
4321 Jamboree Road
Newport Beach, California  92660

Ladies and Gentlemen:

Re: Registration Statement on Form S-4

We are acting as counsel to Jazz Technologies, Inc., a Delaware corporation (the “Company”), and Jazz Semiconductor, Inc. and Newport Fab, LLC (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance, in exchange (the “Exchange Offer”) for up to $93.6 million principal amount of the Company’s outstanding unregistered 8% Senior Notes due 2015 (the “Existing Notes”), of an equal principal amount of the Company’s 8% Senior Notes due 2015 (the “Exchange Notes”), that will be registered under the Securities Act. The Existing Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of July 15, 2010 (the “Indenture”) between the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”). This opinion letter is rendered pursuant to Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K.

We have examined the Indenture, the Existing Notes, including the guarantee of each of the Guarantors set forth therein, the proposed form of the Exchange Notes, including the guarantee of each of the Guarantors set forth therein, and the Registration Statement. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, certificates and instruments (collectively, the “Ancillary Documents”) as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In rendering such opinions, we have relied as to factual matters upon the representations, warranties and other statements made in the Indenture and the Ancillary Documents.

Jazz Technologies, Inc.
October 20, 2010

In rendering our opinions set forth below, we have assumed, without any independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, telefacsimile, photostatic or electronic copies, (v) that the form of the Exchange Notes, including the guarantee of each of the Guarantors set forth therein, will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture and the Exchange Notes, including the guarantee of each of the Guarantors set forth therein, by each of the parties thereto under the laws of their respective jurisdictions of incorporation or organization, (vii) that all parties to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.

The opinions rendered in paragraphs 1 and 2 below relating to the enforceability of the Indenture and the Exchange Notes, including the guarantee of each of the Guarantors set forth therein, are subject to the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ right and remedies generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance; (iii) concepts of good faith, fair dealing, materiality and reasonableness; and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy. In particular, as contemplated by these qualifications, in rendering the opinions sets forth in paragraphs 1 and 2 below, we express no opinion as to federal or state laws relating to fraudulent conveyances or fraudulent transfers. Further, no opinion is given herein as to the enforceability of any particular provision of the Indenture and the Exchange Notes, including the guarantee of each of the Guarantors set forth therein, relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney or proxies, (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, (vi) submission to binding arbitration, or (vii) the imposition or collection or payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture.”

Based on the foregoing, it is our opinion that:

     1. The Indenture is a legal, valid and binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms.

Jazz Technologies, Inc.
October 20, 2010

   2. Upon due execution of the Exchange Notes, including the guarantee of each of the Guarantors set forth therein, by the Company and the Guarantors, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof in exchange for Existing Notes of equal principal amount as contemplated by the Registration Statement, the Exchange Notes, including the guarantee of each of the Guarantors set forth therein, will be validly issued and will constitute legal, valid and binding obligations of the Company and the Guarantors entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms.

Our opinions set forth herein are limited to the laws of the State of Delaware, the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinions rendered by us consist of those matters set forth in the paragraphs 1 and 2 above, and no opinion may be implied or inferred beyond the opinions expressly stated. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Eilenberg & Krause LLP